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                                                                    EXHIBIT 99.1

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
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AT THE COMPANY
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Neil H. Koenig
Interim Chief Financial Officer
(212) 949-1373

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
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                     ANNOUNCES CLOSING OF EQUITY INVESTMENT
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                              BY FUR INVESTORS LLC
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FOR IMMEDIATE RELEASE - December 31, 2003 - First Union Real Estate Equity and
Mortgage Investments (NYSE:FUR) announced the closing of the transactions under the previously announced Stock Purchase Agreement between the Company and FUR Investors LLC, an entity controlled by real estate investor Michael L. Ashner. Pursuant to the closing, on December 31, 2003, FUR Investors LLC purchased 5,000,000 newly issued common shares from the Company at a price of $2.60 per share. This purchase occurred immediately following the closing of the public tender offer of FUR Investors LLC in which it acquired 5,000,000 outstanding Company common shares at a price of $2.30 per share. As a result of these transactions, FUR Investors LLC owns 10,000,000 common shares or approximately 32.3% of the outstanding shares.

As part of the transaction, Mr. Ashner has been appointed President and Chief Executive Officer of the Company, and an affiliate of Mr. Ashner has entered into an advisory agreement to provide asset management and general advisory services for the Company. Prior to the closing of the transaction, Mr. Ashner had no affiliation with the Company.

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Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in New York, New York.